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                                                                   Exhibit 99.35
                                                                [CONFORMED COPY]

                                    AGREEMENT

         AGREEMENT, dated as of October 19, 1997, between Liberty Media Corporation, a Delaware corporation ("Liberty") and Universal Studios, Inc., a Delaware corporation ("Universal"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Stockholders Agreement (as defined below).

         WHEREAS, Liberty and Universal are parties to that certain Investment Agreement, dated as of October 19, 1997 (as amended and restated as of December 18, 1997, the "Investment Agreement"), among Universal, Liberty, HSN, Inc. (the "Company") and Home Shopping Network, Inc., the Governance Agreement, dated as of October 19, 1997 (the "Governance Agreement"), among Universal, Liberty, Barry Diller ("Diller") and the Company, and the Stockholders Agreement, dated as of October 19, 1997 (the "Stockholders Agreement"), among Universal, Liberty, Diller and the Company;

         WHEREAS, pursuant to the Investment Agreement, the Governance Agreement, the Stockholders Agreement and the other agreements contemplated by the Investment Agreement, Liberty and Universal have specified certain of their respective rights and obligations with respect to the Company and each other; and

         WHEREAS, in furtherance of the foregoing, and consistent with FCC requirements, Liberty and Universal desire to confirm certain agreements relating to the Company to become effective at such time as Diller is no longer Chief Executive Officer ("CEO") of the Company or has become Disabled (as defined in the Governance Agreement);


         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

         1. Interim Arrangements. Following the CEO Termination Date or such time as Diller becomes Disabled, subject to any required FCC approvals, Liberty and Universal shall cooperate in good faith and use their respective reasonable best efforts to appoint an interim CEO (the "Interim CEO") of the Company who shall be mutually acceptable to them and shall be independent of each of Liberty and Universal. If Universal elects, within the time period set forth in Section 2 below, to effect the Station Divestiture pursuant to Section 2 below, subject to the receipt of any required FCC approvals, Liberty shall grant such interim CEO a proxy to vote its Common Shares pending the completion of the Station Divestiture (whereupon such proxy would be automatically revoked). Liberty shall cause the Interim CEO to vote its Common Shares, at Universal's option (or, if Liberty Beneficially Owns (as defined in the Governance Agreement) a greater percentage of the Total Equity Securities (as defined in the Governance Agreement) than Universal, at Liberty's option), (i) at his discretion or (ii) in the same proportion as the public stockholders. Liberty and Universal shall cooperate to cause the Company not to present any matters for a vote of stockholders (or request its stockholders to vote by written consent) pending completion of the Station Divestiture, except as may be necessary to complete the Station Divestiture in accordance with paragraph 2 below.
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         2.  Station Divestiture. Following the CEO Termination Date or such time as Diller becomes Disabled, if Universal so elects by written notice (the "Divestiture Notice") to the Company and Liberty within 60 days following the first to occur of either such date, subject to applicable law, the Company shall cause a divestiture of the Company's television stations (the "Station Divestiture") to occur as promptly as practicable as provided under Section 9.14 of the Investment Agreement. In such event, the Company, Liberty and Universal agree to use their respective best efforts to cause the Station Divestiture to be structured as a pro rata distribution (the "Spin-Off") of 100% of the common equity interests in the Regulated Subsidiary (as defined in the Investment Agreement) to the holders of the Common Shares as of the record date for such distribution which would be tax-free to the stockholders of the Company and in which the stockholders of the Company would receive, subject to applicable law, common equity securities having equivalent voting rights to their respective shares of the Parent Common Stock and the Parent Class B Stock. If notwithstanding such best efforts such distribution cannot be accomplished on a tax-free basis to the stockholders of the Company, the Company will use its best efforts to sell the Regulated Subsidiary; provided that if the Board of Directors of the Company (other than any directors who are nominees of Universal or Liberty) determines that a taxable Spin-Off of the Regulated Subsidiary, when compared with a sale, would represent a superior alternative based upon, among other factors, the advice from an independent investment banking firm that a taxable Spin-Off would represent a superior alternative from a financial point of view, the Company shall consummate a taxable Spin-Off. In connection with any taxable Spin-Off, (i) Universal agrees to reimburse Liberty for any actual tax liability incurred or payable by Liberty (including to TCI under Liberty's tax sharing agreement with TCI) as a result of the Spin-Off with respect to the equity interest in the Regulated Subsidiary received by Liberty held by Liberty in an amount not to exceed $50 million and (ii) the Company, Universal and Liberty will use their reasonable best efforts to minimize the tax liability incurred by stockholders of the Company as a result of such Spin-Off. In connection with the Station Divestiture, the Company will enter into a ten-year affiliation agreement with the Regulated Subsidiary which, subject to clause
(ii) of the preceding sentence, will provide that the Regulated Subsidiary will broadcast programming produced by the Company on customary terms and conditions, including arms' length payment obligations. If required in order to accomplish the Station Divestiture as a Spin-Off, Liberty agrees to, at its election, do one or more of the following in order to facilitate such distribution: (i) accept regular voting common equity securities of the Regulated Subsidiary in respect of its shares of the Parent Class B Stock, (ii) grant a proxy to the CEO of the Regulated Subsidiary to vote its shares of the Regulated Subsidiary, or
(iii) contribute all or part of its shares of the Regulated Subsidiary to an entity similar to a BDTV Unrestricted Entity of which the CEO of the Regulated Subsidiary would have voting control; provided that if Liberty takes any of the actions specified in clauses (i), (ii) or (iii) of this Section 2, the CEO of the Regulated Subsidiary shall be mutually acceptable to Liberty and Universal, notwithstanding Section 4(i) to the contrary. In making its selection among the actions described in clauses (i), (ii) and (iii) of the preceding sentence, Liberty shall balance in good faith the benefits and burdens of such action or inaction to Liberty, the Company and Universal.

         3. Transfer. If Universal elects to effect the Station Divestiture within the time period set forth in Section 2, Liberty agrees not to Transfer, directly or indirectly, any Common Shares for fourteen months following the CEO Termination Date or such date as
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Diller becomes Disabled if such Transfer would result in Universal and Liberty
(and their respective Stockholder Groups) ceasing to own the Minimum Stockholder Amount so long as Universal does not voluntarily Transfer at any time following the Closing in one or more transactions an aggregate of more than 3% of the outstanding Common Shares (determined as of the date of the consummation of the closing pursuant to Section 1.5(f) of the Investment Agreement).

         4. Post-Spin-Off Arrangements with Respect to the Regulated Subsidiary. Following the Spin-Off, there will be no voting agreement, rights or obligations between Universal and Liberty with respect to the Regulated Subsidiary except Universal and Liberty agree that: (i) they will cooperate in good faith and use their reasonable best efforts to select the person who shall initially become the CEO of the Regulated Subsidiary immediately following the Spin-Off and who shall be mutually acceptable to them; provided that if (x) one party Beneficially Owns less than 15% of the Total Equity Securities and (y) the other party Beneficially Owns (a) more than 15% of the Total Equity Securities and (b) at least 5% more of Total Equity Securities than the party described in
(x), then the party described in (y) shall select the CEO who shall be reasonably satisfactory to the party described in (x), (ii) the veto rights with respect to the Regulated Subsidiary shall be substantially similar to the Fundamental Changes contained in the Governance Agreement, provided that if either party's Beneficial Ownership of equity in the Regulated Subsidiary is less than 10%, such party will cease to have veto rights; (iii) they will each have the right to nominate directors of the Regulated Subsidiary on a pro rata basis with their equity ownership, subject to applicable law, provided that if either party's Beneficial Ownership of equity in the Regulated Subsidiary is less than 5%, such party will cease to have the right to nominate any directors,
(iv) they will each have registration rights with respect to the equity securities of the Regulated Subsidiary that they receive in the Spin-Off on a basis consistent with the registration rights that they have with respect to the Common Stock of the Company in Section 5.07 of the Governance Agreement and (v) they will each have preemptive rights with respect to the equity securities of the Regulated Subsidiary on a consistent basis with the preemptive rights set forth in the Investment Agreement. Calculations of all Beneficial Ownership amounts in Section 4(i) and in Sections 8 and 9 below shall be determined in accordance with the terms of the Governance Agreement. The rights specified in clauses (ii), (iii) and (v) shall not be transferable. Calculations of all Beneficial Ownership amounts in Section 4.(ii) and (iii) shall be determined in accordance with Rule 13d-3 under the Exchange Act, except that Universal or Liberty, as the case may be, shall be deemed to be the beneficial owner of any equity securities which may be acquired by it, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by the Company or any Subsidiary thereof.

         5. Post-Spin-Off Arrangements with Respect to the Company. Following the Spin-Off, Liberty and Universal agree that they shall continue to have the same respective rights and obligations under the Stockholders Agreement, subject to Section 6.2 thereof. In addition, each of Liberty and Universal shall continue to be entitled to the same number of Board seats as they are entitled to under the Governance Agreement from time to time following the CEO Termination Date.
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         6.  Preservation of FCC Licenses. Each of Liberty and Universal agree that they will not take any action pursuant to this Agreement that would not be permitted by applicable law or would cause the loss or termination of the Company's FCC licenses or cause the FCC to fail to renew such licenses; provided that Liberty and Universal will use their commercially reasonable efforts to enter into alternative arrangements to preserve such licenses for the Company.

         7. Arrangements Absent Station Divestiture. If Universal has not given the Divestiture Notice within the 60-day period set forth in Section 2, that it intends to effect the Station Divestiture, Liberty and Universal shall, at the request of Universal, negotiate in good faith, based on their respective equity interests and with a view toward their respective rights under the Stockholders Agreement and the Governance Agreement, mutually satisfactory arrangements and agreements with respect to each other and the Company, consistent with FCC requirements, it being understood that, the party with a greater equity interest in the Company shall be entitled to relatively more influence with respect to the business and affairs of the Company.

         8. Reasonable Best Efforts by the Company. Subject to Section 2 and the Company's obligations under the Investment Agreement, so long as either (i) Universal and the members of its Stockholder Group Beneficially Own at least 40% of the Total Equity Securities of the Company and no other stockholder of the Company Beneficially Owns a greater percentage of the Total Equity Securities of the Company than Universal or (ii) Liberty and Universal and the respective members of their Stockholder Groups collectively Beneficially Own at least 50.1% of the Total Equity Securities of the Company, the Company agrees to use its reasonable best efforts to enable the parties to achieve the purposes of this Agreement.

         9. Duration of Agreement. (a) Universal shall cease to be entitled to any rights and shall cease to have any obligations under this Agreement upon the earlier to occur of (i) such time as Universal no longer has rights under
Section 9.14 of the Investment Agreement or (ii) such time as Universal shall cease to Beneficially Own Equity Securities representing at least 7.5% of the voting power of the Total Equity Securities.

         (b) Liberty shall cease to be entitled to any rights and shall cease to have any obligations under this Agreement upon the earlier to occur of (i) the Liberty Termination Date or (ii) such time as Liberty shall cease to Beneficially Own Equity Securities representing at least 7.5% of the voting power of the Total Equity Securities.

         (c) The Company shall cease to have any obligations under this Agreement at such time as Universal and Liberty no longer have any rights or obligations under this Agreement in accordance with (a) and (b) above.

         10. Definitive Agreements. Universal, Liberty and the Company agree that, in connection with implementing the Spin-Off, they will cooperate in good faith to prepare definitive documents containing the terms set forth herein and other terms as they may mutually agree to the extent not inconsistent with the terms set forth herein; provided that if definitive agreements are not executed, this Agreement shall continue to be binding in all respects.
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         11.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         12. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         13. Remedies. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         14. Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

         If to Universal:

         Universal Studios, Inc.
         100 Universal City Plaza
         Universal City, CA  91608
         Attention:  Karen Randall, Esq.
         Telephone:  (818) 777-1000
         Facsimile:  (818) 866-3444

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, NY  10017-3909
         Attention:  John G. Finley, Esq.
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         Telephone:  (212) 455-2000
         Facsimile:  (212) 455-2502

         If to Liberty:

         Liberty Media Corporation
         8101 East Prentice Avenue
         Suite 500
         Englewood, Colorado 80111
         Attention:  President
         Telephone:  (303) 721-5400
         Facsimile:  (303) 841-7344

         with a copy to:

         Baker & Botts LLP
         599 Lexington Avenue
         Suite 2900
         New York, New York 10022-6030
         Attention:  Frederick H. McGrath, Esq.
         Telephone:  (212) 705-5000
         Facsimile:  (212) 705-5125

         If to the Company:

         c/o HSN, Inc.
         1 HSN Drive
         St. Petersburg, Florida 33729
         Attention: General Counsel
         Telephone:  (813) 572-8585
         Facsimile:  (813) 573-0866

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention: Pamela S. Seymon, Esq.
         Telephone:  (212) 403-1000
         Facsimile:  (212) 403-2000

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                  UNIVERSAL STUDIOS, INC.


                                  By:/s/ Brian C. Mulligan
                                     -------------------------------
                                     Name:  Brian C. Mulligan
                                     Title:  Senior Vice President


                                  LIBERTY MEDIA CORPORATION


                                  By:/s/ Robert R. Bennett
                                     -------------------------------
                                     Name:  Robert R. Bennett
                                     Title: President and CEO


                                  HSN, INC. (with respect to Sections 2 and 8)


                                  By:/s/ Victor A. Kaufman
                                     -------------------------------
                                     Name:  Victor A. Kaufman
                                     Title: Office of the Chairman